Exhibit 3.1

THE MACERICH COMPANY

ARTICLES SUPPLEMENTARY

The Macerich Company, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions duly adopted by the Board of Directors of the Company (the “Board”) and notwithstanding any other provision in the Company’s charter or Bylaws to the contrary, the Company elects to be subject to Section 3-803 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND:  The Company’s election to be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman of the Board of Directors and Chief Executive Officer and attested by its Senior Executive Vice President, Chief Legal Officer and Secretary on this 17th day of March, 2015.

ATTEST:	THE MACERICH COMPANY

/s/ Thomas J. Leanse	/s/ Arthur M. Coppola
Name: Thomas J. Leanse	Name: Arthur M. Coppola
Title: Senior Executive Vice President, Chief Legal Officer and Secretary	Title: Chairman of the Board of Directors and Chief Executive Officer